Exhibit 99.1

Civista Bancshares, Inc. ANNOUNCES REVISED RECORD DATE FOR THIRD Quarter Common Dividend

Sandusky, Ohio, July 24, 2026 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ: CIVB) today announced that the record date for its previously declared quarterly cash dividend has been revised. The Company previously announced a record date of August 14, 2026. The correct record date is August 4, 2026. The dividend of 18 cents per common share remains payable on August 18, 2026, and all other terms of the dividend remain unchanged. Shareholders and other interested parties should disregard references to the previously announced record date.

About Civista Bancshares, Inc.:

Civista Bancshares, Inc., is a $4.3 billion financial holding company headquartered in Sandusky, Ohio. Its primary subsidiary, Civista Bank, was founded in 1884 and provides full-service banking, commercial lending, mortgage, and wealth management services. Today, Civista Bank operates 44 locations across Ohio, Southeastern Indiana and Northern Kentucky. Civista Leasing & Finance, a division of Civista Bank, offers commercial equipment leasing services for businesses nationwide. Civista Bancshares’ common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. Learn more at www.civb.com.

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission.

CONTACTS: Ian Whinnem SVP, Chief Financial Officer, at iwhinnem@civista.bank or (419) 627-4651.

Source: Civista Bancshares, Inc.